CTS CORPORATION
        905 WEST BOULEVARD NORTH - ELKHART, INDIANA 46514

            Notice of Annual Meeting of Shareholders

                   To Be Held April 24, 1998

To CTS Shareholders:

     The Annual Meeting of Shareholders of CTS Corporation will be held at 9:00 a.m. Eastern Standard Time, Friday, April 24, 1998, at the CTS Corporate Office, 905 West Boulevard North, Elkhart,
Indiana 46514, for the following purposes:

     1. To elect six directors to serve for one year and until their successors are elected and qualified;

     2. To transact other business properly presented at the meeting.

     Only shareholders of record at the close of business on March 6, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Accompanying this Notice of Annual Meeting are a Proxy
Statement, a proxy and the Annual Report for the fiscal year ended December 31, 1997.

                              By Order of the Board of Directors,



                              Jeannine M. Davis
                              Secretary



Elkhart, Indiana
March 18, 1998

It is important that your shares be represented at this meeting.
We urge you to date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

                         CTS CORPORATION
        905 WEST BOULEVARD NORTH - ELKHART, INDIANA 46514

                         Proxy Statement


Voting Information

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CTS Corporation for the Annual Meeting of Shareholders to be held April 24, 1998. If the enclosed proxy is signed and returned, it may, nevertheless, be revoked by you at any time prior to being voted, by written notice delivered to the Secretary. The Proxy Statement and proxy were first mailed to shareholders about
March 18, 1998.

     The Corporation had outstanding 14,312,499 shares of Common Stock as of the close of business on March 6, 1998, the record date for the Annual Meeting as set by the Board of Directors. Each shareholder is entitled to one vote in person or by proxy for each share of Common Stock owned on the record date. There are no other voting securities. If the enclosed proxy is signed and returned, the shares represented will be voted in the manner indicated except that if any nominee for director is unable to serve at the time of the Annual Meeting, the proxy will be voted in accordance with the judgment on such matters of the persons acting as proxy.

     Proxy solicitation will be principally by mail, but proxies may also be solicited in person or by telephone. The expense of this solicitation will be paid by the Corporation. Brokers and certain other holders for beneficial owners will be reimbursed for out-of-pocket expenses incurred in the solicitation of proxies from the beneficial owners of shares held in their names. The Corporation has retained Georgeson & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $5,000, plus reasonable out-of-pocket expenses.

     The Board of Directors is not aware of any business to be acted upon at the Annual Meeting other than for which notice is given, but in the event other business is properly presented at the meeting, requiring a vote of the shareholders, the proxy will be voted in accordance with the judgment on such matters of the persons acting as proxy.

     Shareholders are requested to exercise their right to vote by completing and signing the enclosed proxy and returning it promptly in the enclosed envelope. Unless otherwise specified by the shareholder, all shares represented by valid proxies will be voted in favor of the election of all director-nominees.


Securities Beneficially Owned by Principal Shareholders and Management

     The following table includes information with respect to all persons and groups known to the Corporation to be beneficial owners of more than five percent of the Common Stock of the Corporation on March 6, 1998. The number of shares and the percent of class held by each director and director-nominee is also stated.
Additionally, the number of shares and the percent of class held by each executive officer of the Corporation included in the Summary Compensation Table set forth under the caption "Executive Compensation" below is included, together with the total number of shares and percent of class held by all directors and officers as a group.

                                 Amount and Nature of
                                Beneficial Ownership On     Percent
    Beneficial Owner                  March 6, 1998(1)     of Class

Gabelli Funds, Inc.,                   2,249,422(2)          15.72
GAMCO Investors, Inc.,
and Gemini Capital Management Ltd.
One Corporate Center
Rye, NY  10580

Andrew Lozyniak                          800,342(3)           5.59

Joseph P. Walker                         684,484(4)           4.78

Gerald H. Frieling, Jr.                  600,450(5)           4.20

Lawrence J. Ciancia                      598,950(5)           4.18

Robert A. Profusek                       597,450(5)           4.17

Jeannine M. Davis                        183,173(6)           1.28

Patrick J. Dorme                          88,109(7)            *

Stanley J. Aris                           37,366(8)            *

Donald R. Schroeder                       36,325(9)            *

James N. Hufford                          18,976(10)           *

14 directors and officers              2,541,872(5,11)       17.76
 as a group
___________________________

*Less than 1%.

(1) Information with respect to beneficial ownership is based upon information furnished by each shareholder or contained in filings made with the Securities and Exchange Commission. Except where otherwise indicated, the shareholders listed in the table have sole voting and investment authority with respect to the shares owned by them.

(2) Includes 525,000 shares held by Gabelli Funds, Inc., 1,665,422 shares held by GAMCO Investors, Inc., and 7,500 shares held by Gemini Capital Management Ltd. which were reported on a joint
Schedule 13D Amendment filed February 12, 1998, the most recent filing by such Reporting Persons. According to the Schedule 13D, each of the Reporting Persons and Covered Persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that GAMCO Investors, Inc. does not have authority to vote 51,500 of the reported shares, and except that Gabelli Funds, Inc. has sole dispositive and voting power with respect to the 525,000 reported shares held by the Funds, so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in CTS and, in that event, the Proxy Voting Committee of each of the Funds will respectively vote the Fund's shares, and except that, at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and except that the power of Mr. Gabelli and Gabelli Funds, Inc. is indirect with respect to Securities beneficially owned directly by other Reporting Persons.

(3) Includes 1,884 shares attributed to Andrew Lozyniak's account in the Dynamics Corporation of America Employee Savings and Investment Plan as of December 31, 1997, the date of the most recent statement of his account in the Plan. The number of shares attributed to Mr. Lozyniak's account may not reflect shares that have accrued to his account since the date of this statement. Also includes 300,000 shares subject to options all of which are currently exercisable. Also includes 39,864 shares owned by Mr. Lozyniak's spouse, beneficial ownership of which Mr. Lozyniak disclaims.

(4) Includes 12,165 shares attributed to Joseph P. Walker's account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1997, the most recent annual report of the Plan. The number of shares attributed to Mr. Walker's account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report. Also includes 600,000 shares subject to options all of which are currently exercisable. Also includes
2,250 shares owned by Mr. Walker's spouse, beneficial ownership of which Mr. Walker disclaims.

(5) 597,450 of the shares shown as owned beneficially by each of Mr. Ciancia, Mr. Frieling, Mr. Profusek and 14 directors and officers as a group are the same shares, which shares are held by The Northern Trust Company as Trustee of the CTS Corporation Employee Benefit Plans Master Trust (the "Trust"). The Compensation Committee of the Board of Directors has voting and investment authority over said shares. The present members of the Compensation Committee are Lawrence J. Ciancia, Gerald H. Frieling, Jr. and Robert A. Profusek, who were appointed by the Board of Directors of CTS Corporation.

(6) Includes 1,013 shares attributable to Jeannine M. Davis' account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1997, the most recent annual report of the Plan. The number of shares attributed to Ms. Davis' account may not reflect shares that have accrued to her account since the filing of the Plan's last annual report. Also includes 154,800 shares subject to options all of which are currently exercisable.

(7) Includes 2,229 shares attributed to Patrick J. Dorme's account in the Dynamics Corporation of America Employee Savings and Investment Plan, as of December 31, 1997, the date of the most recent statement of his account in the Plan. The number of shares attributed to Mr. Dorme's account may not reflect shares that have accrued to his account since the date of the statement. Also includes 37,520 shares owned by Mr. Dorme's spouse, beneficial ownership of which Mr. Dorme disclaims.

(8) Includes 952 shares attributed to Stanley J. Aris' account in the CTS Corporation Retirement Savings Plan, as shown as of
December 31, 1997, the most recent annual report of the Plan. The number of shares attributed to Mr. Aris' account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report. Also includes 4,867 shares subject to options all of which are currently exercisable.

(9) Includes 19,235 shares attributed to Donald R. Schroeder's account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1997, the most recent annual report of the Plan. The number of shares attributed to Mr. Schroeder's account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report. Also includes 11,100 shares subject to options all of which are currently exercisable.

(10) Includes 3,076 shares attributed to James N. Hufford's account in the CTS Corporation Retirement Savings Plan, as shown as of December 31, 1997, the most recent annual report of the Plan. The number of shares attributed to Mr. Hufford's account may not reflect shares that have accrued to his account since the filing of the Plan's last annual report. Also includes 11,700 shares subject to options all of which are currently exercisable. Also includes 1,200 shares held in a trust for his spouse, of which he disclaims beneficial ownership.

(11) Includes 1,137,967 shares subject to options all of which are currently exercisable.

Election of Directors

     At the Annual Meeting, six directors are to be elected for terms of one year. Each director will hold office until the next Annual Meeting of Shareholders and until his successor has been elected and qualified. Each person listed below has been nominated by the Board of Directors and has agreed to serve as a director, if elected.

                                                       Year First
                                                        Elected
                                                        Director

GERALD H. FRIELING, JR.                                  1982

   Vice Chairman of the Board of Tokheim Corporation
   (a manufacturer of petroleum dispensing equipment, systems and control devices); President of Frieling and Associates (a consulting firm); Chairman of the Audit Committee and Member of the Nominating and Compensation Committees of CTS Corporation. During the past five years, Mr. Frieling, age 67, served as Chairman of the Board and Chief Executive
   Officer of Tokheim Corporation, and in his present capacity at Frieling and Associates.

ANDREW LOZYNIAK                                          1987

   Chairman of the Board, President and Chief
   Executive Officer of Dynamics Corporation of
   America, a wholly-owned subsidiary of CTS
   Corporation; Member of the Nominating Committee of
   CTS Corporation.  During the past five years, Mr.
   Lozyniak, age 66, has served in his present capacities at Dynamics Corporation of America. Mr.
   Lozyniak's employment agreement provides that if he and Mr. Dorme are not nominated for re-election to the CTS Board of Directors throughout the term of his agreement, then he may terminate his employment and receive benefits thereunder, all as described herein under the caption Certain Relationships and Related Transactions.

JOSEPH P. WALKER                                         1987

   Chairman of the Board, President and Chief
   Executive Officer of CTS Corporation; Member of the
   Nominating Committee of CTS Corporation. During the past five years, Mr. Walker, age 59, has served in his present capacities at CTS. Mr. Walker is a director of NBD Bank, N.A.

LAWRENCE J. CIANCIA                                      1990

   Vice President, Growth and Development, of Uponor
   U.S., Inc. (a supplier of PVC pipe products, specialty chemicals and PVC compounds); Member of the Audit Committee and Chairman of the Compensation Committee of CTS Corporation. During the past five years, Mr. Ciancia, age 55, has served as President, Chief Executive Officer and
   Chief Operating Officer of Uponor ETI Company, formerly Concorde Industries, Inc.

PATRICK J. DORME                                         1993

   Vice President and Chief Financial Officer of
   Dynamics Corporation of America, a wholly-owned subsidiary of CTS Corporation. During the past five years, Mr. Dorme, age 62, has served in his present capacities at Dynamics Corporation of America. Mr. Dorme's employment agreement provides that if he and Mr. Lozyniak are not nominated for re-election to the CTS Board of Directors throughout the term of his agreement, then he may terminate his employment and receive benefits thereunder, all as described herein under the caption Certain Relationships and Related
   Transactions.

ROBERT A. PROFUSEK                                       1998

   Partner and Head of the Merger Department of the law firm of Jones, Day, Reavis & Pogue, New York
   City, Member of the Audit and Compensation
   Committees of CTS Corporation. During the past five years, Mr. Profusek, age 48, has served in his present capacity at Jones, Day, Reavis & Pogue.

The affirmative vote of the holders of a plurality of the shares represented in person or by proxy at the meeting is required to elect the director-nominees. The Board of Directors unanimously recommends that the shareholders vote in favor of each of the director-nominees named above.

In the event that any of such nominees are unable or unwilling to serve as a director, an event which the Corporation does not anticipate, the proxies hereby solicited will be voted for the remaining nominees named above or for such substitute person or persons as the Board of Directors may select.


Certain Relationships and Related Transactions

     Mr. Profusek is a Partner and Head of the Merger Department of the law firm of Jones, Day, Reavis & Pogue, a law firm which CTS
Corporation has retained for specific legal services and litigation, on a case by case basis, from time to time, for over five years.

     CTS Corporation purchased directly from Mr. Dorme on February 3, 1998 25,000 shares of CTS Corporation common stock, 15,000 shares of which were purchased from Mr. Dorme and 10,000 shares of which were purchased from Mr. Dorme's spouse, beneficial ownership of which Mr. Dorme disclaims. The shares were purchased for a price equal to the closing market price for CTS Common Stock on February 3, 1998, which was $32.9375 per share.

     Mr. Lozyniak has executed an employment agreement with the Corporation, which provides that for a period of five years, beginning October 16, 1997, Mr. Lozyniak will be employed by the Corporation as Chairman of the Board, President and Chief Executive Officer of Dynamics Corporation of America, a wholly-owned subsidiary of the Corporation, and as a Member with Mr. Walker, of the Office of the Chairman, at an initial annual salary of $450,000. During the term of the agreement, if Mr. Lozyniak's employment is terminated as a result of his death or disability, for good reason (as defined) or by the Corporation without cause
(as defined), Mr. Lozyniak will receive severance benefits equal to his then current base salary for the remainder of the term, and for each full twelve-month period remaining in the term, the highest annual aggregate cash and stock bonuses earned by him pursuant to any annual bonus or incentive plan maintained by CTS or DCA in respect of any of the five fiscal years of DCA or CTS ending immediately prior to the fiscal year in which occurs the date of termination. In addition, if Mr. Lozyniak's employment is terminated by Mr. Lozyniak for good reason or by the Corporation without cause, Mr. Lozyniak may instead elect to receive a lump sum equal to 3-1/3 times the sum of his then current base salary and $198,000, which is equal to the largest aggregate amount earned by him as stock and cash bonuses for any of the five fiscal years preceding the date of the employment agreement. Any payments to Mr. Lozyniak are increased to compensate Mr. Lozyniak on an after-tax basis for any excise tax payable by him pursuant to Section
280G of the Internal Revenue Code of 1986, as amended (the "Code"). Mr. Lozyniak's employment agreement also provides, among other things, for his receipt of split-dollar life insurance coverage, supplemental retirement benefits, together with eligibility to participate in annual and long-term (including stock-based) incentive programs, on the same basis as other senior executives of the Corporation and participation in other benefit programs and policies at the level provided at the commencement of the term of the employment agreement and, for the ten year period following retirement, post-retirement medical coverage.

     Mr. Dorme has executed an employment agreement with the Corporation, which provides that for a period of five years, beginning October 16, 1997, Mr. Dorme will be employed by the Corporation as Vice President and Chief Financial Officer of Dynamics Corporation of America, a wholly-owned subsidiary of the Corporation, at an initial annual salary of $169,944. During the term of the agreement, if Mr. Dorme's employment is terminated as a result of his death or disability, for good reason (as defined) or by the Corporation without cause (as defined), Mr. Dorme will receive severance benefits equal to his then current base salary for the remainder of the term, and for each full twelve month period remaining in the term, the highest annual aggregate cash and stock bonuses earned by him pursuant to any annual bonus or incentive plan maintained by CTS or DCA in respect of any of the five fiscal years of DCA or CTS ending immediately prior to the fiscal year in which occurs the date of termination. In addition, if Mr. Dorme's employment is terminated by Mr. Dorme for good reason or by the Corporation without cause, Mr. Dorme may instead receive a lump sum equal to 3-1/3 times the sum of his then current base salary and $139,500, which is equal to the largest aggregate amount earned by him as stock and cash bonuses for any of the five fiscal years preceding the date of the employment agreement. Any payments to Mr. Dorme are increased to compensate Mr. Dorme on an after-tax basis for any excise tax payable by him pursuant to
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Mr. Dorme's employment agreement also provides, among other things, for his receipt of split-dollar life insurance coverage, supplemental retirement benefits, together with eligibility to participate in annual and long-term (including stock-based) incentive programs, on the same basis as other senior executives of the Corporation and participation in other benefit programs and policies at the level provided at the commencement of the term of the employment agreement and, for the ten year period following retirement, post-retirement medical coverage.

     On February 13, 1998, the Corporation received notice from Stanley J. Aris of his intent to retire from employment with the Corporation on July 31, 1998. As part of Mr. Aris' retirement planning, Mr. Aris surrendered to the Corporation the option granted to him in 1997 to purchase 150,000 shares of CTS Common Stock, in exchange for deferred cash payments equal to the option bargain element, based on the market price for CTS Common Stock on February 13, 1998.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and Executive Officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Executive Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     To the Corporation's knowledge, based solely on its review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its Executive Officers, directors and greater than ten percent beneficial owners were timely met.


Board of Directors and Standing Committees

     During 1997, the Board of Directors held seventeen meetings.
The standing committees of the Board of Directors in 1997 included an Audit Committee, an Executive Committee, a Compensation
Committee, and a Nominating Committee. The Executive Committee was dissolved in October, 1997.

     The Audit Committee, which prior to October 16, 1997 consisted of Lawrence J. Ciancia, Patrick J. Dorme, Gerald H. Frieling, Jr. and Andrew Lozyniak, held three meetings in 1997. The Audit Committee currently consists of Lawrence J. Ciancia, Gerald H. Frieling, Jr. and Robert A. Profusek. The Committee performs the following principal functions: recommendation of the engagement or discharge of the Corporation's independent accountants; review of the audit plan and results of the auditing engagement with the independent accountants; review of the adequacy of the Corporation's internal accounting controls; and review of the independence of the independent accountants and the audit fees of the independent accountants.

     The Executive Committee, which consisted in 1997 of Gerald H. Frieling, Jr., Andrew Lozyniak and Joseph P. Walker, held four meetings in 1997. The Committee reviewed and advised management on financial and operational matters between meetings of the Board of Directors.

     The Compensation Committee, which prior to October 16, 1997 consisted of Lawrence J. Ciancia, Patrick J. Dorme, Gerald H. Frieling, Jr. and Andrew Lozyniak, held four meetings in 1997. The Compensation Committee currently consists of Lawrence J. Ciancia, Gerald H. Frieling, Jr. and Robert A. Profusek. The Committee performs the function of establishing officer compensation arrangements and amounts. The Committee also administers the CTS Corporation 1986 Stock Option Plan, the CTS Corporation 1996 Stock Option Plan, the 1997 Stock Options, the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, and the CTS Corporation Management Incentive Plan.

     The Nominating Committee, consisting of Gerald H. Frieling, Jr., Andrew Lozyniak and Joseph P. Walker, held one meeting in 1997. The Committee performs the function of nominating persons to
serve as members of the Board of Directors.   There is currently no
formal procedure in place for the submission of nominations to the Nominating Committee.

     Each director-nominee attended a minimum of 97% of the meetings of the Board of Directors and the committees to which he was assigned during 1997.


Executive Compensation

     The following table sets forth annual and long-term compensation information for each of the last three fiscal years of the Chief Executive Officer and the four highest compensated
Executive Officers whose salary and bonus for fiscal year 1997 exceeded $100,000. Information which is not required to be disclosed in the table is identified by the letters "N/R."


                                SUMMARY COMPENSATION TABLE

                                        ANNUAL                      LONG-TERM
                                     COMPENSATION                 COMPENSATION

                                                             RESTRICTED    SECURITIES
NAME AND                                                      STOCK       UNDERLYING    ALL OTHER
PRINCIPAL POSITION      YEAR   SALARY    BONUS(1)  OTHER(2)  AWARD(S)(3)    OPTIONS    COMPENSATION(4)
                                 ($)      ($)       ($)        ($)           (#)            ($)


Joseph P. Walker(5,6)   1997   441,977   386,700    N/R           0        600,000         7,006
Chairman of the         1996   342,167   205,300    N/R           0              0         6,007
Board, President and    1995   327,411   196,400    N/R           0         10,000        11,270
Chief Executive
Officer


Stanley J. Aris(6)      1997   181,340   142,800    N/R           0        150,000         3,600
Vice President          1996   174,309   104,600    N/R           0              0         3,375
Finance and Chief       1995   168,078   100,800    N/R      37,375          8,500         5,994
Financial Officer


Jeannine M. Davis(6)    1997   131,279    91,900    N/R           0        150,000         4,707
Vice President,         1996   121,179    72,700    N/R           0              0         4,005
General Counsel and     1995   115,421    69,300    N/R      37,375          6,300         4,064
Secretary


Donald R. Schroeder(6)  1997   130,594    91,400    N/R           0              0          4,766
Vice President, Sales   1996   126,692    76,000    N/R           0              0          4,464
and Marketing           1995   119,481    71,700    N/R           0          5,500         39,428


James N. Hufford(6)     1997   126,235    88,400    N/R           0              0          4,266
Vice President,         1996   122,464    73,500    N/R           0              0          3,978
Research Development    1995   115,126    69,100    N/R      37,375          5,750          4,520
and Engineering

(1) Includes bonuses paid pursuant to the CTS Corporation Management Incentive Plan, as described in the Report of the Compensation
Committee below.

(2) The value of other personal benefits received from the Corporation by the named Executive Officers is below the reporting threshold for perquisites.

(3) At the end of fiscal year 1997, Joseph P. Walker held 12,000 restricted shares, issued pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which at December 31, 1997 was $383,250. At the time that such restrictions lapse, a cash bonus is paid in an amount equal to the market value of the shares on the date the restriction lapses. For Joseph P. Walker, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1997 - $92,500; 1996 - $75,000; and 1995 - $62,000.

At the end of fiscal year 1997, Stanley J. Aris held 4,800 restricted shares, issued pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which on December 31, 1997 was $153,300. For Stanley J. Aris, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1997 - $38,075; 1996 - $26,925; and 1995 - $15,500.

At the end of fiscal year 1997, Jeannine M. Davis held 1,800 restricted shares, issued pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which on December 31, 1997 was $57,488. For Jeannine M. Davis, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1997 - $32,150; 1996 - $23,325; and 1995 - $12,100.

At the end of fiscal year 1997, Donald R. Schroeder held 1,200 restricted shares, issued pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which on December 31, 1997 was $38,325. For Donald R. Schroeder, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1997 - $11,200; 1996 - $8,175; and 1995 - $7,425.

At the end of fiscal year 1997, James N. Hufford held 1,800 restricted shares, issued pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan, on which the transfer restrictions had not lapsed, the market value of which on December 31, 1997 was $57,488. For James N. Hufford, the cash payments made pursuant to the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan for the three identified years were: 1997 - $14,950; 1996 - $8,175; and 1995 - $0.

The restrictions on 20% of the shares awarded under this Plan lapse at the end of each of the five years following acquisition of the shares. Regular dividends are paid to holders of restricted stock awarded under this Plan. This Plan includes a change of control provision which provides that, upon a change of control of the Corporation, as defined in the Plan, all restrictions on shares awarded under the Plan will lapse and cash bonuses will be paid relative to those shares.

(4) Includes (i) the Corporation's matching contributions to the CTS Corporation Retirement Savings Plan on behalf of the named
Executive Officers as follows:  for Joseph P. Walker, 1997 -
$3,600; 1996 - $3,375; and 1995 - $3,465; for Stanley J. Aris, 1997
- $3,600; 1996 - $3,375; and 1995 - $3,465; for Jeannine M. Davis,
1997 - $3,600; 1996 - $3,375; and 1995 - $3,465; for Donald R.
Schroeder, 1997 - $3,600; 1996 - $3,375; and 1995 - $2,592; and for
James N. Hufford, 1997 - $3,600; 1996 - $3,375; and 1995 - $3,135;
and (ii) the premiums paid by the Corporation on the term life insurance policies with face values greater than $50,000 provided to each of the named Executive Officers as follows: for Joseph P. Walker, 1997 - $0; 1996 - $0; and 1995 - $5,310; for Stanley J.
Aris, 1997 - $0; 1996 - $0; and 1995 - $2,529; for Jeannine M.
Davis, 1997 - $1,107; 1996 - $630; and 1995 - $599; for Donald R.
Schroeder, 1997 - $1,166; 1996 - $1,089; and 1995 - $929; and for
James N. Hufford, 1997 - $666; 1996 - $603; and 1995 - $1,386.

For Joseph P. Walker, also includes the imputed income value of the term life insurance portion of the coverage under a "split dollar" life insurance policy as follows: for 1997 - $3,406; for 1996 - $2,632; and for 1995 - $2,495. For Donald R. Schroeder, also includes for 1995 employee relocation expenses paid by the Corporation.

(5) Joseph P. Walker has executed an employment agreement with the Corporation, which provides that for a period of five years, beginning May 9, 1997, Mr. Walker will be employed by the Corporation as Chairman of the Board, President and Chief Executive Officer at an initial annual salary of $500,000. During the term of the agreement, if Mr. Walker's employment is terminated as a result of his death or disability, for good reason (as defined) or by the Corporation without cause (as defined), Mr. Walker will receive severance benefits equal to his then current annual salary for the remainder of the term, plus an annual bonus for each year remaining in the term equal to the largest cash and stock bonus that he received during the five fiscal years preceding the date of termination. In addition, if Mr. Walker's employment is terminated by Mr. Walker for good reason or by the Corporation without cause, Mr. Walker may instead receive a lump sum equal to 3-1/3 times the sum of his then current annual salary and the largest cash and stock bonus that he received during the five fiscal years preceding the date of the employment agreement. Any payments to Mr. Walker upon a change in control are increased to compensate Mr. Walker for any excise tax payable by him pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The payments and benefits to Mr. Walker under his employment agreement are reduced automatically by any corresponding payments or benefits under his severance agreement described below.

The named Executive Officers of the Corporation, as well as all officers and six other key employees, have executed severance agreements with the Corporation, which have a rolling three-year term which is automatically extended each January 1 thereafter unless notice is given otherwise. The severance agreements become operative only upon a change in control of the Corporation (as defined). Severance benefits are provided if, upon a change in control, the Corporation terminates a covered executive's employment without cause or the executive terminates his employment for good reason (each as defined). Severance compensation under the agreements includes a multiple (two or three, depending upon level of job responsibility) of base salary, a multiple (two or three, depending upon level of job responsibility) of the average annual incentive compensation awarded to the executive during the three fiscal years preceding the fiscal year in which the change in control occurred, the continued participation for a number of months following termination in welfare benefits plans and other similar benefit programs, a lump sum payment equal to the increase in actuarial value of the benefits under the Corporation's qualified and supplemental retirement plans that the executive would have received had he or she remained employed, outplacement services, and, in lieu of perquisites provided immediately prior to the change in control, the payment of the lesser of $50,000 or 10% of the total base salary and incentive compensation. In addition, if any payments made to the executive are subject to the excise tax under Section 280G of the Code, the Corporation will make an additional payment in an amount to put the executive in the same after-tax position as if no excise tax had been imposed provided that, if certain thresholds are not met, payments will be reduced so that no excise tax applies.

(6) The Corporation has entered into Indemnification Agreements with each of the named Executive Officers, all other Executive Officers of the Corporation and the directors of the Corporation, which provide that the Corporation agrees to indemnify the officer, to the fullest extent allowed by the bylaws of the Corporation and the Indiana Business Corporation Law, in the event that he/she was or is made a party or threatened to be made a party to any action, suit or proceeding by reason of the fact that he/she is an officer of the Corporation. The indemnification agreements provide indemnification for acts occurring prior to the execution of the agreements.


Stock Options

     Shown below is information on grants of options for CTS
Corporation Common Stock awarded to the named Executive Officers in 1997.

                               OPTION GRANTS IN 1997
                                INDIVIDUAL GRANTS(1)

                                                                          Potential Realizable Value
                                                                          at Assumed Annual Rates
                                                                          of Stock Price Appreciation
                                                                          For Option Term(2)

                 Number of       % of Total
                 Securities      Options
                 Underlying      Granted to      Exercise
                 Options         Employees       Price        Expiration
   Name          Granted(3)      in 1997         ($/Share)    Date            5%($)        10%($)



Joseph P. Walker    600,000        50%           $20.83      5-8-2007      7,860,240    19,918,980

Stanley J. Aris     150,000      12.5%           $20.83      5-8-2007      1,965,060     4,979,745

Jeannine M. Davis   150,000      12.5%           $20.83      5-8-2007      1,965,060     4,979,745

Donald R. Schroeder       0         0%             N/A         N/A             N/A           N/A

James N. Hufford          0         0%             N/A         N/A             N/A           N/A


(1) These options were granted to the named Executive Officers on May 9, 1997 and were approved by the shareholders of the Corporation on October 16, 1997. Mr. Lozyniak was also granted a similar option for 300,000 shares.

(2) Potential realizable value is determined by assuming an initial value of $20.83 per share, the market closing price for CTS Corporation Common Stock on the date of grant after taking into account the post-grant 3:1 stock split, and applying the stated annual appreciation rate compounded annually for the remaining term of the option (ten years), subtracting the exercise price and multiplying the remaining number by the number of shares subject to options granted. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions.

(3) All options became exercisable on October 16, 1997.

                     OPTION EXERCISES IN 1997
              AND FISCAL YEAR END 1997 OPTION VALUES

                                                   Number of
                                             Securities Underlying     Value of Unexercised
                                             Unexercised Options at   In-the-Money Options at
                                                Fiscal Year-End           Fiscal Year-End
                 Shares Acquired    Value         Exercisable/              Exercisable/
    Name           On Exercise     Realized      Unexercisable             Unexercisable

Joseph P. Walker        0                 0     615,000/15,000          $6,956,663/$292,163

Stanley J. Aris     8,955          $478,140     154,867/14,100          $1,760,922/$282,211

Jeannine M. Davis   4,600          $342,700     154,800/12,300          $1,759,617/$252,203

Donald R. Schroeder     0                 0       11,100/8,400            $227,567/$164,874

James N. Hufford        0                 0       11,700/8,550            $239,254/$167,796



REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, comprised of Lawrence J. Ciancia, Gerald H. Frieling, Jr., and
Robert A. Profusek, submits this report of Executive Compensation to the Corporation's shareholders.

              Compensation Principles and Philosophy

     The Compensation Committee of the Board of Directors has implemented executive compensation policies and programs designed to achieve the following objectives:

          Attract and retain key executives and managers

          Align the financial interests of key executives and managers with those of the shareholders of the Corporation

          Reward individual performance

          Reward Corporate performance

     These objectives are achieved through a combination of annual and longer term compensation arrangements including base salary, annual cash incentive compensation, and long-term incentive compensation through stock options and restricted stock awards, in addition to medical, pension and other benefits available to employees in general.

     The four principal components of the Executive Officer
Compensation package at CTS Corporation are: base salary, the CTS Corporation Management Incentive Plan, the CTS Corporation Stock
Option Plans and the CTS Corporation 1988 Restricted Stock and Cash
Bonus Plan.


                           Base Salary

     The base salary of the Executive Officers of CTS Corporation is determined in the same manner as the salaries of all exempt salaried employees of the Corporation. A job classification system is utilized to determine appropriate salary ranges for each Executive Officer position, based on qualifications, job responsibilities and market factors. The goal of CTS Corporation's job classification system is that Executive Officers, and employees in general, are paid a salary which is commensurate with their qualifications, duties and responsibilities and which is competitive in the market place. The Corporation retained Towers Perrin to assess the current salaries and job classifications of the Executive Officers compared with market data for similar positions at similar companies and to provide periodic updates upon request. The report from Towers Perrin indicated that the salaries of the Corporation's Executive Officers are generally below competitive median salaries. When the financial performance of the Corporation permits, salary adjustments above the corporation's salary budget for all exempt salaried employees are considered for those in the lower portion of their salary range, if individual performance warrants such consideration.

     During each of the past three years, the named Executive Officers have been granted salary increases in the same range established for all exempt salaried employees of the Corporation, except that on occasion, certain officer salaries were increased at higher rates in response to competitive salary information provided by Towers Perrin.


            CTS Corporation Management Incentive Plan

     All Executive Officers of the Corporation are participants in the CTS Corporation Management Incentive Plan, which provides cash compensation incentives, based on the financial performance of the Corporation. For 1997, financial performance was measured on the basis of achieving target levels of return on assets (ROA). When Plan financial objectives are met at the 100% level, Mr. Walker is eligible for a bonus in an amount equal to 50% of his base salary for the subject year; Mr. Aris is eligible for a bonus in an amount equal to 45% of his base salary for the subject year, and each of the other named Executive Officers is eligible for a bonus in an amount equal to 40% of his/her base salary for the subject year. Maximum incentive payments under this Plan range from 10% to 87.5% of the annual salary of the Plan participants.

     For 1997, the Corporation achieved 175% of its ROA target under the 1997 CTS Corporation Management Incentive Plan.
Accordingly, the named Executive Officers received formula bonuses under the Plan equal to between 70% and 87.5% of their base salaries.

     For 1996 and 1995, the Corporation achieved 150% of its ROA target under the respective CTS Corporation Management Incentive Bonus Plans. Accordingly, the named Executive Officers received formula bonuses under the Plans equal to 60% of their base salaries.

     This Plan also authorizes the Compensation Committee to grant discretionary bonuses when the Committee deems it appropriate to do so. No significant discretionary bonuses have been paid to the named Executive Officers during any of the three years for which compensation is disclosed.


  CTS Corporation 1996 Stock Option Plan and 1997 Stock Options

     The Compensation Committee administers the CTS Corporation 1996 Stock Option Plan, predecessor stock option plans and the 1997 Stock Options identified in the Option Grants Table, and determines to whom options will be granted, the dates of such option grants, the number of shares subject to option, the option price, option periods and option terms. The 1986 and 1996 Stock Option Plans have change of control provisions under which, upon a change of control of the Corporation, all outstanding options accelerate and accrue and become immediately exercisable.


    CTS Corporation 1988 Restricted Stock and Cash Bonus Plan

     The CTS Corporation 1988 Restricted Stock and Cash Bonus Plan was adopted by the shareholders in 1989 for the purpose of providing incentives to selected key employees who contribute or are expected to contribute materially to the success of the Corporation, and to closely align the financial interests of these key employees with those of the Corporation's shareholders. The participants are selected and their level of participation determined by the Compensation Committee.

     Shares acquired by participants pursuant to the Plan are subject to restriction that, during the period of five years after the date of acquisition, the participant may not sell, transfer or otherwise dispose of such shares as to which the restrictions shall not have lapsed. The restrictions lapse as to 20% of the shares acquired pursuant to the Plan at the end of each year following the acquisition of the shares. When the restrictions lapse, a cash bonus is paid to the participant equal to the fair market value of such shares as of the date of such lapse. In no event may the cash bonuses payable to any participant be greater than twice the fair market value of such shares on the date they were originally acquired.

     Dividends are paid to participants in this Plan on all shares awarded to them under the Plan. The Plan also provides for appropriate adjustment to the number of shares awarded in the event of a stock dividend, stock split, recapitalization, merger, combination or exchange of shares for other securities.

     No awards under the Plan were made to the named Executive Officers in 1997. The number of shares previously awarded to the named Executive Officers, their market value, vesting schedules, and bonuses paid relative thereto, are set forth in the Summary Compensation Table above and the footnotes thereto.

     This Plan has a change of control provision under which, upon a change of control of the Corporation, all restrictions on shares awarded under the Plan lapse and cash bonuses will be paid on those shares.


                  Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 per person the amount that the Corporation may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. The Compensation Committee currently intends for all compensation paid to its Executive Officers to be tax deductible to the Company pursuant to Section 162(m).

                               Respectfully Submitted,
                               CTS CORPORATION COMPENSATION COMMITTEE
                               Lawrence J. Ciancia, Gerald H. Frieling, Jr., and Robert A. Profusek


                     STOCK PERFORMANCE CHART

     The following graph compares the cumulative total shareholder return on the Corporation's Common Stock for the last five fiscal years with the cumulative total return on the S & P 500 Index and an index of peer companies over the same period.


                        VALUE OF $100 INVESTED DECEMBER 1992

                  COMPARATIVE OF FIVE-YEAR TOTAL CUMULATIVE RETURN

               December   December   December   December   December   December
               31, 1992   31, 1993   31, 1994   31, 1995   31, 1996   31, 1997

CTS CORP.        100       115.17     164.68     228.19     262.64     594.49

S&P 500          100       110.08     111.53     153.45     188.68     251.63

TECHNOLOGY 500   100       123.01     143.37     206.51     292.98     369.43


        CTS Corporation Salaried Employees' Pension Plan

     The CTS Corporation Salaried Employees' Pension Plan is a retirement plan for exempt salaried employees of some CTS Corporation divisions and subsidiaries. The benefit formula is calculated as 1% of a participant's highest average monthly pay during any three calendar years of a participant's last ten calendar years of service, multiplied by a participant's credited service. The credited service for the named Executive Officers as of December 31, 1997, is as follows: Joseph P. Walker, 9.78 years, Stanley J. Aris, 5.78 years, Jeannine M. Davis, 17.78 years,
Donald R. Schroeder, 25.44 years and James N. Hufford, 32.2 years. Covered compensation for the named Executive Officers is essentially equivalent to the amount reported in the Annual Compensation
Section of the Summary Compensation Table above under the Salary and Bonus columns. No benefit under this plan is subject to Social Security or other offsets.

     The following table shows the annual benefits payable under the plan to persons in specified compensation and credited service classifications at normal retirement age of 65:


                         PENSION TABLE*

                                 Years of Participation
Compensation   15 Years     20 Years     25 Years     30 Years     35 Years

$150,000       $ 22,500     $ 30,000     $ 37,500     $ 45,000     $ 52,500
 200,000         30,000       40,000       50,000       60,000       70,000
 250,000         37,500       50,000       62,500       75,000       87,500
 300,000         45,000       60,000       75,000       90,000      105,000
 400,000         60,000       80,000      100,000      120,000      140,000
 500,000         75,000      100,000      125,000      150,000      175,000
 600,000         90,000      120,000      150,000      180,000      210,000
 700,000        105,000      140,000      175,000      210,000      245,000
 800,000        120,000      160,000      200,000      240,000      280,000

*The benefit limitation under the Internal Revenue Code of 1986, as amended, for 1998 is $130,000. No more than $160,000 (as adjusted from time to time for cost-of-living increases of $10,000 or more) of cash compensation may be taken into account in calculating benefits under this plan.

     In order to maintain the level of total retirement benefits which, but for the Internal Revenue Code limitation on compensation which may be taken into account, would otherwise be payable under this plan, two actions were taken in 1996. A supplemental benefit was added to this plan, and a Nonqualified Excess Benefit Retirement Plan was adopted. The named Executive Officers and other officers and key managers whose regular plan benefits, as described above, are negatively impacted by the Internal Revenue Code compensation limitation, will be beneficiaries of these actions, under which any benefits otherwise lost will be restored.


Director Compensation

     Each member of the Board of Directors, who is not an employee or an officer of the Corporation, is paid an annual retainer of $15,000 per year for service on the Board of Directors, a meeting fee of $1,500 for each meeting of the Board of Directors attended in person, and $750 for each meeting of the Board of Directors attended by telephone. In addition, each eligible member of the Nominating Committee and each member of the Compensation Committee is entitled to receive an annual retainer of $1,000, and each member of the Audit Committee is entitled to receive an annual retainer of $1,500, together with a meeting fee of $1,500 for attending each committee meeting of which he is a member, except that he is entitled to receive $750 per meeting for a second or subsequent meeting held on the same day and for any such meetings attended by telephone.

     On April 27, 1990 the Corporation adopted the CTS Corporation Stock Retirement Plan for Nonemployee Directors of the Corporation (the "Plan"). Under the Plan, separate accounts are opened by the Corporation in the names of nonemployee directors. On January 1 of each year, starting in 1991, a deferred stock account in the name of each nonemployee director is credited with 100 Common Stock Units, except that on January 1 of each year starting in 1998, a deferred stock account in the name of each nonemployee director is credited with 300 Common Stock Units, if said director was a nonemployee director of the Corporation on the last day of the immediately preceding calendar year or ceased to be a director during such preceding calendar year by reason of his retirement, disability or death. In addition, on May 1, 1990, the Corporation credited to the deferred stock account of each such director 50 Common Stock Units for each complete calendar year of his service to the Corporation as a nonemployee director prior to May 1, 1990 and on October 17, 1997, the Corporation credited to the deferred stock account of each such director 1,000 Common Stock Units. Each deferred stock account will also be credited with Common Stock Units when credits equivalent to cash dividends on the shares in an account aggregate an amount equal to the value of a share of Common Stock on a dividend payment date. All deferred Common Stock Units in a director's account will be distributed in Common Stock as of the January 1st after the director leaves the Board of Directors. Until such time, the Corporation's obligation under the Plan is an unsecured promise to deliver shares of Common Stock. No Common Stock will be held in trust or as a segregated fund because of the adoption of the Plan. Three members of the Board of Directors are currently eligible to participate in the Plan. The Corporation expensed $205,100 in 1997 in respect of Common Stock Units credited to the accounts of the eligible directors as a group pursuant to the Plan.


Corporation's Independent Accountants

     The Corporation's independent accountants are Price Waterhouse. Representatives of the independent accountants will attend the Annual Meeting, to be available to respond to appropriate questions by shareholders and to have the opportunity to make statements, if they so desire.


Shareholder Proposals

     To be considered for inclusion in the 1999 proxy solicitation material and proxy, shareholder proposals must be received by the Corporation at its Corporate Offices no later than November 20, 1998.


1997 Annual Report on S.E.C. Form 10-K

     Upon the written request of a CTS shareholder owning shares of Common Stock on the record date, to Jeannine M. Davis, Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, the Corporation will provide to such shareholder, without charge, a copy of its 1997 Annual Report on S.E.C. Form 10-K, including the financial statements and financial statement schedules.




                                           Jeannine M. Davis
                                           Secretary

Elkhart, Indiana
March 18, 1998